EXHIBIT 10.16

CONFIDENTIAL TREATMENT REQUESTED

                         DEVELOPMENT AND LICENSE AGREEMENT
              FOR HUMANIZED MONOCLONAL ANTIBODIES AGAINST gpllb/llla
                                   between
                          PROTEIN DESIGN LABS, INC.
                                   and
                    YAMANOUCHI PHARMACEUTICAL COMPANY, LTD.


                         DEVELOPMENT AND LICENSE AGREEMENT


Effective 12 February 1991 ("Effective Date"), PROTEIN DESIGN LABS,
INC., a Delaware corporation having offices at 2375 Garcia Avenue, Mountain View, CA 94043 USA ("PDL") and YAMANOUCHI PHARMACEUTICAL CO., LTD., a Japanese corporation having offices at No. 1-8 Azusawa 1 -chome, Itabashi-ku, Tokyo 174 Japan ("YAMANOUCHI") agree as follows:

1.      BACKGROUND

1.1 YAMANOUCHI owns rights to make, have made, use or sell a proprietary murine monoclonal antibody against gpllb/llla ("Murine Anti-gpllb/llla Antibody").

1.2 YAMANOUCHI wishes to have developed humanized derivatives of a Murine Anti-gpllb/llla Antibody, including F(ab')2 and Fab fragments thereof (collectively "Humanized Anti-gpllb/llla Antibody").

1.3 PDL is willing to undertake such development effort and to grant to YAMANOUCHI an exclusive worldwide license under PDL's patent applications and other proprietary rights to such Humanized Anti-gpllb/llla Antibody.

2.      DEFINITIONS

2.1 "Background Patents" means all patent applications and issued patents in the United States or any foreign jurisdictions, including any addition, continuation, continuation-in-part or division thereof or any substitute application based on U.S. Patent Application S.N. 310,252 filed February 13, 1989 entitled "Designing Improved Humanized Immunoglobulins."

2.2 "Exclusive Period" means the term beginning as of the Effective Date and either:
(a) ending on the later of January 1, 1995 or one year after the last payment pursuant to Paragraph 5.6.1 (a), (b), (c) and (d); or
(b) becoming perpetual upon the payment specified in Paragraph 5.6.1 (e).
The Exclusive Period defines the period during which PDL agrees not to humanize any other murine antibody against the target antigen gpllb/llla as provided in Paragraph 4.6 hereof.

2.3 "gpllb/llla" means the antigens gpllb and gpllla, together including their complex, or separately.

2.4 "Hybridoma Cell Line" means a hybridoma cell line producing Murine Anti-gpllb/llla Antibody in sufficient quantity to enable PDL to undertake its duties and obligations under this Agreement.

2.5 "Licensed Patents" means all patent applications and issued patents in the United States or any foreign jurisdictions, including any addition, continuation, continuation-in-part or division thereof or any substitute application claiming the Humanized Anti-gpllb/llla Antibody.

2.6 "Licensed Products" means products, for any use, incorporating any Humanized Anti-gpllb/llla Antibody, including all or any part thereof, whether or not developed by PDL under this Agreement.

2.7 "Net Sales" means the gross invoice price charged by YAMANOUCHI for any Licensed Product sold to third parties in bona fide arm's length transactions less the following deductions as incurred by
YAMANOUCHI:
(a)     discounts and rebates;
(b)     returns;
(c)     charges of transportations, insurance and packing; and
(d)     duties and taxes assessed on sales.

2.8 "Non-Exclusive Period" means the term, if any, beginning the later of January 1, 1995 or one year after the last payment pursuant to Paragraphs 5.6.1(a), (b), (c) and (d) and ending on the termination or expiration of the Agreement. Once the payment of Paragraph 5.6.1(e) is paid, there is no Non-Exclusive Period under this Agreement.

2.9 "Technical Information" means confidential proprietary technical information, know-how and materials owned by YAMANOUCHI or PDL as of the Effective date, or hereinafter developed by YAMANOUCHI or PDL in connection with this Agreement and relating to the Hybridoma Cell Line or Humanized Anti-gpllb/llla Antibody or their manufacture or use for any purpose. In particular, the producer cell line(s) developed by PDL under this Agreement is PDL Technical Information.

2.10    "YAMANOUCHI" is understood to include all of its Affiliates.
An "Affiliate" means any corporation or other business entity controlled by, controlling or under common control with YAMANOUCHI; "control" means direct or indirect beneficial ownership of at least 50% of the voting shares of a corporation or any corporation in which the maximum amount of stock permitted by law is beneficially owned by YAMANOUCHI.




3.      DEVELOPMENT

3.1     Delivery of Hybridoma Cell Line.
  Immediately upon execution of this Agreement, YAMANOUCHI shall. provide to PDL a sufficient quantity of a Hybridoma Cell Line together with any Technical Information which in the judgment of YAMANOUCHI and PDL would be useful in assisting PDL to accomplish the objectives of this Agreement. Upon completion of the development work contemplated under this Agreement or termination of this Agreement, which ever is earlier, any and all quantities of the Hybridoma Cell Line in the possession of PDL shall immediately be returned to YAMANOUCHI or destroyed, in accordance with YAMANOUCHI'S instruction.

3.2     Development of Humanized Antibody.

3.2.1 Upon receipt of the Hybridoma Cell Line, PDL shall immediately commence and diligently pursue commercially reasonable efforts to apply its proprietary humanization technology to the Murine Anti-gpllb/llla Antibody with the objective of producing:
(a)     a humanized anti-gpllb/llla intact antibody;
(b)     a humanized F(ab')2 fragment of such antibody;
and
(c)     a humanized Fab fragment of such antibody.

3.2.2 PDL agrees to provide YAMANOUCHI with reports upon determination of DNA sequence of Murine Anti-gpllb/llla Antibody, upon completion of a chimeric anti-gpllb/llla antibody and upon completion of the humanization of anti-gpllb/llla intact antibody.

3.3     Manufacturing Agreements.
  Upon request by YAMANOUCHI, PDL agrees to consider manufacturing Humanized Anti-gpllb/llla Antibody for and on behalf of YAMANOUCHI on terms to be reasonably negotiated.

4.      OWNERSHIP AND EXPLOITATION OF RESULTS

4.1     YAMANOUCHI Rights.
  The Humanized Anti-gpllb/llla Antibody developed by PDL under.
this Agreement, as well as all results of pharmacological, toxicology and other tests and evaluations relating thereto, shall be exclusively used for commercial purposes by YAMANOUCHI, subject to any rights of third parties and YAMANOUCHI's obligations of confidentiality hereunder.

4.2     Patent Applications/Patents.

4.2.1 During the Exclusive Period: PDL shall file and prosecute all U.S. patent applications on Humanized Anti-gpllb/llla Antibody, which will be jointly assigned to PDL and YAMANOUCHI. PDL shall use its best efforts to have such applications granted. YAMANOUCHI, at its option, shall have the right to file and prosecute all non-U.S. patent applications on Humanized Anti-gpllb/llla Antibody which will be jointly assigned to PDL and YAMANOUCHI. Each party shall keep the other informed as to the patent filing and prosecution status and will provide the other with copies of the patent application(s) and subsequent correspondence with the various patent examining offices. Within thirty days of YAMANOUCHI's receipt of a statement from PDL, YAMANOUCHI agrees to reimburse PDL for all direct costs including fees, out-of-pocket legal expenses, etc. charged to PDL by non-PDL entities with respect to the filing, prosecution and maintenance of Licensed Patents.

4.2.2 During the Non-Exclusive Period or upon. termination of the Agreement: PDL and YAMANOUCHI shall mutually agree as to the filing and prosecution of all Licensed Patents. Neither party shall be obligated to account to the other for its use or exploitation or sublicensing of jointly owned Licensed Patents; provided however, rights to the Humanized Anti-gpllb/llla Antibody developed by PDL are vested exclusively in YAMANOUCHI as provided in Paragraph 4.1 of this Agreement.

4.3     Infringement by Others/Infringement Claims.

4.3.1   During the Exclusive Period and the Non-Exclusive
Period: YAMANOUCHI shall be responsible for prosecuting patent infringements of Licensed Patents by third parties and/or defending patent infringements claimed by third parties. PDL shall cooperate with YAMANOUCHI in providing information reasonably necessary to such actions.

4.3.2 Upon termination of the Agreement: PDL and YAMANOUCHI each have the right to prosecute patent infringements of Licensed
Patents by third parties.

4.4     PDL Rights.
  The producer cell line and all other Technical Information developed or used by PDL under this Agreement shall remain the property of PDL. Upon receipt of the Second Benchmark Payment provided for in Paragraph 5.2.3, PDL will disclose the sequence information about Humanized Anti-gpllb/llla Antibody and PDL shall provide Technical Information to YAMANOUCHI to the extent necessary to enable YAMANOUCHI to effectively develop, seek marketing approval for, manufacture and market any Humanized Anti-gpllb/llla Antibody developed by PDL under this Agreement, subject however to the confidentiality obligations set forth herein.

4.5     Grant of Licenses.
  Conditioned upon and effective on the date of receipt by PDL of the Second Benchmark Payment of Paragraph 5.2.3, PDL shall grant to YAMANOUCHI the following licenses, to the extent necessary for YAMANOUCHI to make, have made, use or sell any Humanized Anti-gpllb/llla Antibody developed by PDL:
(a)     a worldwide nonexclusive license under
Background Patents or other proprietary rights owned by PDL for the sole purpose of enabling YAMANOUCHI to make, have made, use or sell any Humanized Anti-gpllb/llla Antibody developed by PDL.
(b) a worldwide nonexclusive sublicense under the Medical Research Council (MRC) of England's so-called Winter
(Application Number UK PA 8607679 27.03.86) and Boss
(European Patent Application 0 120 694 (84301996.9)) patent applications for the sole purpose of enabling YAMANOUCHI to make, have made, use or sell any Humanized Anti-gpllb/llla
Antibody developed by PDL;
(c) to the extent PDL is legally able to do so and upon request by YAMANOUCHI, nonexclusive sublicense(s) to any other third party patents licensed to PDL for the sole purpose of enabling YAMANOUCHI to make, have made, use or sell any Humanized Anti-gpllb/llla Antibody developed by PDL; and
(d) a worldwide exclusive license to PDL's rights in those specific claims, if any, in Licensed Patents which claim Humanized Anti-gpllb/llla Antibody developed by PDL.

4.6     Exclusivity Agreement.
   PDL agrees not to humanize any other murine antibody, or part thereof, against the target antigen gpllb/llla for any other party during the Exclusive Period.

4.7     License to Third Parties.
  Upon written request by YAMANOUCHI, PDL shall grant the rights granted to YAMANOUCHI under Paragraph 4.5 to other company(ies) to enable said other company(ies) to manufacture and market Humanized Anti-gpllb/llla Antibody developed by PDL; provided, however, that YAMANOUCHI and said other company agree with PDL in writing that:
(a) said other company(ies) is bound by the terms of this Agreement;
(b) sales by said other company(ies) shall be deemed sales by YAMANOUCHI; and
(c) YAMANOUCHI is responsible for compliance with this Agreement by said other company(ies).

5.      PAYMENTS

5.1     Payment on Execution.
  Within ten (10) days of the execution of this Agreement, YAMANOUCHI shall pay to PDL a nonrefundable Development and License issue fee of One Million Dollars (US $1,000,000). PDL shall use commercially reasonable efforts to deliver samples of:
           (i)     a humanized anti-gpilb/llla intact
           antibody;
           (ii)    a humanized F(ab')2 fragment thereof; and
           (iii)   a humanized Fab fragment thereof;
           ("Delivered Samples") within one year of the receipt by PDL of Hybridoma Cell Line from YAMANOUCHI;
           however, pursuant to Paragraph 5.2.8 below, PDL may deliver Delivered Samples to YAMANOUCHI within fifteen
           (15) months without penalty.

5.2     Benchmark Payments.

5.2.1 YAMANOUCHI shall make the determination whether or not each of Delivered Samples has a binding affinity not less than 25% of the corresponding original Murine Anti-gpllb/llla Antibody or fragments thereof ("Binding Affinity Requirement") within sixty
(60) days after receipt of such Delivered Samples. YAMANOUCHI and PDL agree that binding affinity will be measured by the method of competitive binding set forth in Queen, et al., Proceedings of the National Academy of Sciences, USA, 86, 1030 (1989). YAMANOUCHI agrees to provide PDL with samples of Murine Anti-gpllb/llla Antibody, F(ab')2 and Fab fragments thereof in order for PDL to perform the competitive binding assay. In addition, PDL agrees to perform Scatchard plot analyses of Delivered Samples. If such Delivered Samples meet the Binding Affinity Requirement,
YAMANOUGHI shall pay PDL [   ] ("First Benchmark Payment") within
thirty (30) days after such determination. If YAMANOUCHI has not determined the binding affinity within sixty (60) days after receipt of last Delivered Sample, then First Benchmark Payment is due ninety (90) days after receipt of last Delivered Sample.

5.2.2 YAMANOUCHI and PDL shall promptly commence inhibition of platelet aggregation and other in vitro assays as described in Exhibit A to determine the biological activity of Delivered Samples. Within one (1) month of receipt by YAMANOUCHI of the last of Delivered Samples, YAMANOUCHI shall inform PDL in writing if the platelet aggregation inhibition activity of each CONFIDENTIAL TREATMENT REQUESTED
Delivered Sample does or does not meet YAMANOUCHI's criteria for further development.

5.2.3   If YAMANOUCHI informs PDL that one or more of
Delivered Samples meets YAMANOUCHI's criteria for further
development, PDL shall commence production of sample quantities
sufficient for further testing.  YAMANOUCHI shall pay PDL [   ]
("Second Benchmark Payment") within four (4) months of receipt by
YAMANOUCHI of:
[   ] mg of humanized anti-gpllb/llla intact antibody;
[   ] mg of humanized F(ab')2 fragment thereof; and
[   ] mg of humanized Fab fragment thereof.

Concurrent with such payment, YAMANOUCHI shall inform PDL in writing as to which cell line YAMANOUCHI wishes PDL to deliver pursuant to Paragraph 5.2.4.

5.2.4   YAMANOUCHI shall pay PDL [   ] ("Third Benchmark
Payment") upon receipt of the producer cell line requested by YAMANOUCHI pursuant to Paragraph 5.2.3, said producer cell line having an expression level, as measured under standard tissue culture conditions, of at least:
[   ] mg/106cells/ml/24 hours, if producing humanized anti-
gpllb/llla intact antibody;
the molar equivalent of [   ]mg/106cells/ml/24 hours intact
antibody, if producing F(ab')2;
the molar equivalent of [   ]mg/106cells/ml/24 hours intact
antibody, if producing Fab.

5.2.5 If Delivered Samples do not meet the Binding Affinity Requirement and YAMANOUCHI requests in writing that PDL develop another Humanized Anti-gpllb/llla Antibody, PDL will have the option at no additional cost to YAMANOUCHI to develop another Humanized Anti-gpllb/llla Antibody. If PDL delivers to YAMANOUCHI another Humanized Anti-gpllb/llla Antibody which meets the Binding Affinity Requirement, YAMANOUCHI shall pay PDL the Benchmark Payment in accordance with Paragraph 5.2.1.

5.2.6 If PDL has received written notice pursuant to Paragraph 5.2.2 that the platelet aggregation activity of Delivered Samples do not meet YAMANOUCHI's requirement for further development and YAMANOUCHI requests in writing that PDL develop another Humanized Anti-gpllb/llla Antibody, PDL will have the option at no additional cost to YAMANOUCHI to develop another Humanized Anti-gpllb/llla Antibody. If PDL delivers to YAMANOUCHI another Humanized Anti-gpllb/llla Antibody which meets CONFIDENTIAL TREATMENT REQUESTED
YAMANOUCHI's platelet aggregation activity requirement for further development, YAMANOUCHI shall so inform PDL and PDL will produce testing samples as provided in Paragraph 5.2.3.

5.2.7   Notwithstanding the failure to meet the Binding
Affinity Requirement, if YAMANOUCHI decides to proceed to conduct animal studies with Humanized Anti-gpllb/llla Antibody or any other Licensed Product, YAMANOUCHI agrees to pay PDL the First
Benchmark Payment prior to so proceeding.

5.2.8   If PDL has not delivered Delivered Samples within
fifteen (15) months of the receipt of the Hybridoma Cell Line from YAMANOUCHI, the First Benchmark Payment will be reduced by 5% for each month thereafter until PDL delivers Delivered Samples. If PDL delivers Delivered Samples prior to the one year period, YAMANOUCHI agrees to pay PDL an additional 5% of the First Benchmark Payment for each month by which PDL's delivery precedes the end of such period. For example, if PDL delivers Delivered Samples within 10 months of the receipt of the Hybridoma Cell
Line, YAMANOUCHI shall pay PDL [   ]; if PDL delivers Delivered
Samples no later than fifteen months from the receipt of the Hybridoma Cell Line, YAMANOUCHI shall pay PDL $880,000; if PDL delivers Delivered Samples within 18 months of the receipt of the Hybridama Cell Line, YAMANOUCHI shall pay PDL $680,000. Neither bonuses nor penalties will be applied if PDL develops another Humanized Anti-gpllb/llla Antibody(s) pursuant to Paragraphs 5.2.5 or 5.2.6. For purposes of this Paragraph 5.2.8, a "month" means the time period from the actual date in one month to the same date in the next month, i.e., November 10 to December 10 constitutes one month.

5.3     Royalties to PDL.
  YAMANOUCHI agrees to pay PDL earned royalties of [   ] on the
Net Sales of all Licensed Products sold by YAMANOUCHI for a period of [ ] years from the date of first commercial sale of any Licensed Product in each country. YAMANOUCHI agrees to promptly inform PDL in writing of the date of first commercial sale in each country. In the event of significant material improvements made by YAMANOUCHI on the Licensed Products, PDL and YAMANOUCHI shall discuss and agree upon lower
royalties than [   ].

5.4     Royalties to Third-Parties.

5.4.1   YAMANOUCHI shall pay MRC earned royalties of [   ] on
the Net Sales of all Licensed Products sold by YAMANOUCHI in each country where the Winter and Boss patents are valid under the sublicense of Paragraph 4.5(b).

5.4.2   PDL shall discuss with YAMANOUCHI the necessity of any
sublicenses of Paragraph 4.5(c).  [   ].   If YAMANOUCHI wishes to
obtain such nonexclusive sublicense(s) to any other third party patents nonexclusively licensed to PDL and which PDL is legally able to sublicense to YAMANOUCHI, royalties under such sublicense(s) shall be borne by YAMANOUCHI.

5.4.3 Third party royalties, including those payable to the MRC, borne by YAMANOUCHI shall be paid by YAMANOUCHI through PDL who shall remit payment to such third party licensor(s). At PDL's option, YAMANOUCHI shall make direct payment to such third parties of the third party royalties borne by YAMANOUCHI.

5.5     Combination Products.
  If a Licensed Product is sold in a combination containing another or other biologically active therapeutic ingredient(s) which are not Licensed Products, then Net Sales for purposes of determining royalty payments on the combination shall be calculated by multiplying the Net Sales of the combination by a fraction, the numerator of which shall be the established market price for the Licensed Product contained in the combination and the denominator of which shall be the sum of the established market prices for the Licensed Product and each other biologically active therapeutic ingredient in the combination. When separate market prices for such ingredients are not established, then the parties shall negotiate in good faith to determine a fair and equitable method of calculating Net Sales for the combination.

5.6     Exclusive Period Maintenance Fees.

5.6.1   YAMANOUCHI, at its option, may elect to maintain the
Exclusive Period beyond January 1, 1995 on a year to year basis by paying the following Exclusive Period maintenance fees:
(a)     [   ] beginning January 1, 1995 and each January
thereafter until January 1, [   ];
(b)     [   ] on January 1, [   ];
(c)     [   ] on January 1, [   ];
(d)    beginning January 1, [   ] and each January 1
thereafter:
          (i)     prior to the first commercial sale for
          therapeutic purposes, [   ]; or
          (ii)    after the first commercial sale for
          therapeutic purposes, [   ].
(e)     Upon payment by YAMANOUCHI of cumulative earned
royalties of [   ] to PDL, the maintenance fees otherwise
required above will no longer be payable.

5.6.2 The maintenance fees of Paragraph 5.6.1 are nonrefundable but shall be credited to YAMANOUCHI against up to fifty percent (50%) of each earned royalty payment which YAMANOUCHI would be required to pay pursuant to Paragraph 5.3 until the entire credit is exhausted.

6.      REPORTS, PAYMENTS, ACCOUNTING

6.1     Reports and Payment.
  After the first commercial sale, YAMANOUCHI shall make written reports and earned royalty payments to PDL within ninety (90) days after the end of each calendar quarter. This report shall state the number, description, and aggregate Net Sales of Licensed Products during such completed calendar quarter, and resulting calculation pursuant to Paragraphs 5.3 and 5.4 of earned royalty payment for such completed calendar quarter. Concurrent with the making of each such report, YAMANOUCHI shall include payment of royalties for the calendar quarter covered by such report. All payments to PDL shall be in U.S. Dollars and net of all non-U.S. taxes.

6.2     Accounting.
  YAMANOUCHI agrees to keep records for a period of three (3) years showing the manufacturing, sales, use, and other disposition of Licensed Products sold or otherwise disposed of under this Agreement in sufficient detail to enable the royalties payable hereunder by YAMANOUCHI to be determined, and further agrees to permit its books and records to be examined from time to time to the extent necessary to verify reports provided for in Paragraph 6.1. Such examination is to be made by PDL, or at PDL's option an independent auditing firm selected by PDL, at the expense of PDL, except in the event that the results of the audit reveal a discrepancy in YAMANOUCHI's favor of five percent (5%) or more, then all expenses of the examination shall be paid by YAMANOUCHI. Any discrepancies will be promptly corrected by payment by either party.

6.3     Currency Conversion.
  The royalty on sales made in currencies other than U.S. Dollars shall be calculated using the average of the daily exchange rates for such currency quoted by Citibank N.A.'s foreign exchange desk, for each of the last thirty (30) banking days of each calendar quarter. All payments to PDL shall be in U.S. Dollars and net of all non-U.S. taxes.

6.4     Progress Report.
  On or before September 1 of each year until YAMANOUCHI markets a Licensed Product(s), YAMANOUCHI shall make a written annual report to PDL covering the year ending an the preceding June 30, regarding the progress of YAMANOUCHI toward commercialization of Licensed Products. Such report shall include, as a minimum, information sufficient to enable PDL to ascertain progress by YAMANOUCHI toward developing and marketing Licensed Products.

7.      WARRANTIES;  NO WARRANTIES, INDEMNIFICATION

7.1     Warranties.
  The parties warrant that they know of no legal reason to prevent them from entering into this Agreement.

7.2     No Warranties.
  PDL makes no representations or warranties, express or implied, with respect to any producer cell line or Humanized Anti-gpllb/llla Antibody delivered to YAMANOUCHI under this Agreement. In particular, PDL makes no representations or warranties as to the merchantability or fitness for any particular purpose of any such antibody or that its manufacture, use or sale will not infringe any patent or other proprietary rights other than those licensed or sublicensed hereunder.

7.3     Indemnification.
 YAMANOUCHI will indemnify and hold PDL harmless against any and all liability, loss, damage, claim or expense (including reasonable attorney's fees) resulting from any use, testing, manufacture, packaging, labeling, or sale by YAMANOUCHI of any producer cell line, antibody, antibody fragment thereof or any Licensed Products.

8.      CONFIDENTIALITY AND PUBLICATIONS.

8.1     Confidentiality.
  Each party shall keep confidential, and shall not use for any purpose other than the development and commercial exploitation of any Humanized Anti-gpllb/llla Antibody developed by PDL hereunder, during the term of this Agreement and for five years after termination hereof, all Technical Information supplied by the other, provided however, that the foregoing obligation of confidentiality shall not apply to the extent that any Technical Information:
(a) is already known to the recipient at the time of disclosure or is developed by recipient thereafter in the course of work entirely independent of any disclosure by the other party;
(b) is publicly known prior to or becomes publicly known after disclosure other than through acts or omissions of the recipient; or
(c) is lawfully disclosed in good faith to recipient by a third party.
In addition, disclosure may be made by YAMANOUCHI (i) to governmental agencies to the extent required or desirable to secure governmental approval for the development or marketing of any Humanized Anti-gpllb/llla Antibody developed by PDL provided that all reasonably possible steps are taken by YAMANOUCHI to assure the confidentiality of the information in the hands of such agencies, or (ii) to preclinical and clinical investigators under a secrecy agreement with essentially the same confidentiality provisions contained herein and then only where necessary for YAMANOUCHI to exercise its rights hereunder. YAMANOUCHI shall be responsible for any breach of these confidentiality obligations by the parties above.
YAMANOUCHI and PDL agree that a breach or threatened breach of any of the confidentiality obligations contained herein will result in irreparable and continuing damage to the other party for which there will be no adequate remedy at law and that, in the event of such breach or threatened breach, the damaged party shall be entitled to injunctive relief, an order for specific performance and/or other provisional or equitable relief, and such other and further relief as may be proper (including money damages).

8.2     Publications.
  Each party agrees to give the other party reasonable opportunity to review and comment on any proposed publication arising from the development of a Humanized Anti-gpllb/llla Antibody under this Agreement. Determination of authorship for any paper shall be in accordance with accepted scientific practice.

9.      TERM AND TERMINATION

9.1     Term.
  This Agreement is effective on the date first set forth above and shall, unless terminated earlier in accordance with this Article 9, continue until expiration of the obligation to pay royalties to PDL, or to MRC or other third parties through PDL, in accordance with Paragraphs 5.3 and 5.4 above, whichever is later; provided, however, this Agreement shall be continued on a country-by-country basis so long as YAMANOUCHI elects to maintain this Agreement by paying revised royalties after the expiration of YAMANOUCHI's obligation to pay royalties in accordance with Paragraph 5.3. In such case, PDL and YAMANOUCHI shall discuss and agree upon revised royalties which shall be lower than the earned royalties defined in Paragraph 5.3.

9.2     Termination.

9.2.1 YAMANOUCHI may terminate this Agreement immediately on written notice by YAMANOUCHI to PDL if:
(a) the Humanized Anti-gpllb/llla Antibody(ies) does not meet the Binding Affinity Requirement or come sufficiently close thereto for YAMANOUCHI to wish to further pursue this Agreement; or
(b) the platelet aggregation inhibition activity of each Delivered Sample does not meet YAMANOUCHI's criteria for further development; or
(c) the producer cell line delivered to YAMANOUCHI in accordance with Paragraph 5.2.3 does not have an expression level defined in Paragraph 5.2.4.

9.2.2   PDL may terminate this Agreement if YAMANOUCHI:
(a) Is in default in payment of any payment or providing of reports; or
(b)     Is in breach of any provision hereof; or
(c) Provides any materially false report; and YAMANOUCHI fails to remedy any such default, breach, or false report within thirty (30) days after written notice thereof by PDL.

9.2.3 Either party may terminate this Agreement, and the licenses granted herein if: (a) the other party becomes insolvent or enters in any arrangement or composition with creditors, or makes an assignment for the benefit of creditors; (b) there is a dissolution, liquidation or winding-up of the other party's business; or (c) a trustee in bankruptcy of the assets of the other party is appointed and such trustee does not, within thirty
(30) days after receipt of written notice from the other party, confirm this Agreement and provide adequate assurance that the terms and conditions hereof shall faithfully be fulfilled.

9.2.4 The right of either party to terminate this Agreement as provided above shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous failure to perform hereunder.

9.2.5 Surviving any termination or expiration of this Agreement are:
(a) YAMANOUCHI's obligation to pay royalties or other fees accrued or accruable;
(b)     the confidentiality obligations under Article 8;
(c)     the indemnity provisions of Paragraph 7.3.

9.2.6 Upon termination other than expiration of this Agreement in accordance with Paragraph 9.1, PDL will return to YAMANOUCHI all biological material owned by YAMANOUCHI, YAMANOUCHI will return to PDL all biological material owned by PDL and all licenses and sublicenses will terminate.

10.     MISCELLANEOUS

10.1    Force Majeure.
  Neither party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof provided that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble and provided that such party will immediately inform the other party and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect.

10.2    Arbitration.
  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, which cannot be satisfactorily resolved by the parties by correspondence or mutual conference shall be determined by arbitration in Santa Clara, California, or such other venue as may be mutually agreed upon, under the then prevailing rules of the American Arbitration Association; provided however, that if any issue in dispute involves scientific or technical matters, the arbitrator(s) chosen shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology. The decision of the arbitrators shall be final and binding and any party may apply for judgment upon the award rendered by the arbitrator(s) in a court having jurisdiction thereover.

10.3    Notices.
  All notices, documents, statements, reports and other writings required or permitted to be given by the terms of this Agreement shall be sent either by pre-paid, registered or certified mail, telegram, telecopier or telex, addressed as follows:

To PDL: Protein Design Labs, Inc.
        2375 Garcia Avenue
        Mountain View, CA 94043
        USA

        Attention:  President

with a copy to: Marta L. Morando
        Ware & Freidenrich
        400 Hamilton Avenue
        Palo Alto, CA 94301
        USA

TO YAMANOUCHI:  Yamanouchi Pharmaceutical Company
        No. 1-8 Azusawa 1-chome
        Itabashi-ku, Tokyo 174
        Japan
        Attention:
        Hiroshi Gushima, Ph.D.
        Director of Molecular Biology Dept.,
        Biomedical Research Labs 11,
        Central Research Labs

Each party may change its address upon written notice to the other party and each notice shall be deemed to be given upon receipt.

10.4    Governing Law.
  This Agreement shall be subject to the laws of California, United States of America.

10.5    Entire Agreement.
  This Agreement embodies the entire understanding of the parties relating to the subject matter hereof and supersedes all prior understandings and agreements except that certain Confidentiality
Agreement dated November 1, 1990 which shall continue to govern any Confidential Information shared other than pursuant to this Agreement. No modification or amendment of this Agreement shall be valid or binding except by a writing signed by each of the parties.

10.6    Assignment.
  This Agreement may not be assigned except (a) with the advance written consent of the other party, which consent shall not be unreasonably withheld, or (b) as part of a sale or transfer of substantially the entire business relating to operations pursuant to this Agreement.

10.7    Counterparts.
  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Development and License Agreement in duplicate originals by their duly-authorized officers or representatives.

PROTEIN DESIGN LABS, INC.
YAMANOUCHI PHARMACEUTICAL CO., LTD.


By: /s/ Laurence Jay Korn
By: /s/Moriyoshi Inubai


Title: President
Title:  Director of Central Research Laboratories


                               EXHIBIT A

Methods for the binding assay of anti-GPllb/llla antibodies

Iodination of antibodies

Antibodies (lgG whole molecule, F(ab')2 and Fab fragment) were iodinated using chrolamine T. One hundred m Ci of 125I were incubated with the antibodies (15m g of 1gG. 10m g of F(ab')2, 5m g of Fab') for 4 min. in the presence of 1 m g of chrolamine T. Free 125I was separated from the antibody on a Sephadex G-25 column. 3-15 m Ci of 125I were incorporated into 1 m g of protein corresponding to 1000 - 2000 cpm/fmole protein.

Platelet preparation

Platelete-rich plasma (PRP) was prepared by differential centriguation of anti-coagulated blood from a normal donor. Platelets were washed three times with modified Tyrode's buffer (0.13M NaC1, 2.6mM KC1, 0.4mM NaH2P04, 12mM NaHCO3, 5.5mM glucose, 2% bovine serum albumin, pH 7.4) containing lmM EDTA. Washed platelets (WP) were used for the binding experiment of antibodies.

For the antibody binding assay of stimulated platelets, ADP (final concentration: 10 m M) or thrombin (final concentration: 0.3U/ml) was added together with CaC12 (1mM final) just before or after the addition of the radio-labelled antibody.

Antibody binding assay

Washed platelets (3 x 106 platelets/tube for antibody B, 1-3 x 107 platelets/tube for antibody C) were incubated with constant amount (100pM) of 125I-labelled antibody in the presence or absence of various amounts of unlabelled antibody, for 1hr at room temperature. Platelets and antibodies were diluted with modified Tyrode's buffer without EDTA and total volume of the assay mixture was adjusted to 500 ml. Incubation was stopped by adding 2 ml of ice-cold buffer and free antibody was separated from bound antibody by the centrifugation for 10 min. at 3000rpm. Tubes were then counted in a gamma counter.

Nonspecific binding was determined by adding 1300 fold-excess (10 m g) cold antibody before adding the labelled antibody.
Dessociation constants(Xd) and No. of binding sites (Bmax) were determined by Scatchard plot analysis.
Fibrinogen binding assay

Human fibrinogen (Sigma, F4883) was iodinated as described above except that 300 m g of fibrinogen were used, resulting in specific radioactivityi at
0.02 m Ci/m g. ADP-stimulated platelets (3 x 107/tube) were incubated with 125I-fibrinogen (1 m g) in the presence or absence of increasing amounts of cold [illegible].

Platelet Preparation

Platelet-rich plasma (PRP) was obtained by centrifugation of the citrated blood at 110 X g for 10 minutes at room temperature. After removal of PRP, the remaining sample was centrifuged at 1500 X g for 15 minutes to obtain platelet poor plasma (PPP). Platelet counts in PRP were determined by hemocytometery and adjusted to a final concentration of 3X103/ml with autologous PPP.

Platelet Aggregometry

A 200 ul aliquot of PRP was warmed to 37 C in a silanized cuvette and stirred continuously at 1200 rpm in an aggregometer HEMA TRACER (Niko Bioscience Co., Ltd.). After equilibration for 1 min. ADP (Sigma Chemical Co.) at a final concentration of 20 uM or 2 uM or bovine tendon collagen (Sigma Chemical Co.) at a final concentration of 20 ug/ml was added and aggregation was recorded as an increase in light transmission, with that of PRP and PPP representing 0% and 100% transmission, respectively. For deaggregation experiments, 1gG or its fragments, or an equivalent volume of Tris-Buffered Saline (TBS) was added as light transmission approached a maximum and at selected later time intervals. Deaggregation (inhibition of aggregation) was assessed as the decrease in light transmission measured 5 minutes after addition of sample or saline as expressed as a percentage of the maximal light transmission.
Platelet studies were completed within 3 hours after blood collection.




CONFIDENTIAL TREATMENT REQUESTED

                                Amendment No. 1
                                    to the
                               February 12, 1991
                         Development and License Agreement
                                   between
                            Protein Design Labs, Inc.
                                    and
                        Yamanouchi Pharmaceutical Co., Ltd.


Effective March 27, 1991 ("Effective Date"), PROTEIN DESIGN LABS, INC., a Delaware corporation having offices at 2375 Garcia Avenue, Mountain View, CA 94043 USA ("PDL") and YAMANOUCHI PHARMACEUTICAL CO., LTD., a Japanese corporation having offices at No. 1-8 Azusawa 1-chome, Itabashi-ku, Tokyo 174 Japan ("YAMANOUCHI") agree as follows:

1.      BACKROUND

1.1     PDL and YAMANOUCHI are parties to a February 12, 1991
Development and License Agreement covering humanized monoclonal antibodies against gpllb/llla ("Original Agreement").

1.2 PDL and YAMANOUCHI wish to amend Original Agreement to clarify each party's obligations with respect to non-U.S. withholding taxes.

1.3 In addition, PDL and YAMANOUCHI wish to correct certain typographical errors.

2.      AMENDMENT

2.1 The last sentence of Paragraph 6.1 of Original Agreement is deleted and the following sentence added to Paragraph 6.1:
All payments to PDL shall be in U.S. Dollars.

2.2     Paragraphs 6.1.1, 6.1.2 and 6.1.3 are added as follows:

6.1.1 The Development and License issue fee, all Benchmark Payments and all Exclusive Period maintenance fees shall be remitted to PDL in full without deducting any Japanese withholding taxes and PDL agrees to return to YAMANOUCHI amounts, if any, that represent an actual reduction in PDL U.S. taxes permanently realized as a result of taxes paid in Japan by YAMANOUCHI on behalf of PDL. YAMANOUCHI shall provide copies to PDL of all tax receipts for taxes paid in Japan by YAMANOUCHI or other company(ies) defined in Paragraph 4.7 on behalf of PDL.

6.1.2 Earned royalty payments remitted to PDL under Paragraph 5.3 shall be reduced by the amount of all non-U.S. withholding taxes paid by YAMANOUCHI or other company(ies) defined in Paragraph 4.7 on behalf of PDL. PDL is not required to return recovered U.S. taxes realized as a result of taxes paid in other countries than the U.S.A., if any. Notwithstanding the foregoing:
a)      in the case of sales made into Japan, earned
royalty payments remitted to PDL shall not be below [
];
b)      in the case of sales made into the United
States, earned royalty payments remitted to PDL shall
not be below [   ] and
c)      in the case of sales made into countries other
than Japan or the United States, earned royalty
payments remitted to PDL shall not be below [   ].
YAMANOUCHI shall provide copies to PDL of all tax receipts for taxes paid, if any, by YAMANOUCHI or other company(ies) defined in Paragraph 4.7 on behalf of PDL.

6.1.3   earned royalties remitted to third parties under
Paragraph 5.4 shall be paid in full without deducting any
withholding taxes unless otherwise agreed upon with such
third parties.  In no event shall PDL's earned royalty
payments remitted to PDL after deductions permitted by
Paragraph 5.4 be less than [   ].

2.3 The last sentence of Paragraph 6.3 is deleted and the following sentence substituted in its place:
All payments to PDL shall be in U.S. Dollars.

2.4     Paragraph 5.2.4 is amended to change "mg" to "ug":

CONFIDENTIAL TREATMENT REQUESTED
[   ] mg/106cells/ml/24 hours, if producing humanized anti-
gpllb/llla intact antibody;
the molar eqivalent of [   ]mg/106 cells/ml/24 hours intact
antibody, if producing F(ab')2;
the molar equivalent of [   ]mg/106 cells/ml/24 hours intact
antibody, of producing Fab.

2.5 All other provisions of Original Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment in duplicate originals.
PROTEIN DESIGN LABS, INC.
YAMANOUCHI PHARMACEUTICAL CO., LTD.


By:  /s/ Laurence Jay Korn
By: /s/ Moriyoshi Inubai


 Title:  President
 Title:  Director of Central Research Laboratories